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Exhibit 10.1

CONFIDENTIALITY, PROPRIETARY RIGHTS
AND NON-COMPETITION AGREEMENT

PARTIES:

        EMPLOYER: Tanning Technology Corporation ("Tanning")

        and

        EMPLOYEE: Barrett L. Sweet ("Employee")

AGREEMENT:

        As a condition of employment with Tanning, Employee agrees to the following terms and conditions:

1.      Duties/Best Efforts.    Employee agrees to devote his or her full professional time and attention to the business of Tanning and those duties and obligations entrusted to or required of Employee. Employee shall at all times perform Employee's duties faithfully, industriously and to the best of Employee's ability, experience and talent.

2.      Confidentiality, Non-Disclosure and Proprietary Rights.

        (a) Employee understands and agrees that the following classes of information (collectively "Confidential Information") related to Tanning's business or to which Employee may become exposed in the course of his or her employment, whether or not in writing and whether or not formally marked, are and shall remain the exclusive and confidential property of Tanning:

            (i)  Data, software, processes, client contacts, client/customer lists, service techniques, market development and expansion plans, personnel training and development methods, internal business organization and methods, "Inventions" (as defined below), and other technical, business and financial information;

          (ii)  Information and data provided to Tanning from time to time by third parties on the understanding and condition that such data and information will be kept confidential;

          (iii)  Ideas, processes, software, information, data, or other items that may be developed by Employee from time to time as work product of the employment relationship.

Any information that is generally known to the public (other than as a result of disclosure by Employee) will not be deemed Confidential Information.

        (b) Throughout the time Employee is employed by Tanning (the "Period of Employment"), and thereafter, Employee will not use or disclose Confidential Information, and will take all reasonable precautions to prevent any person or entity from gaining access to any of the Confidential Information, other than as required in the performance of Employee's duties with Tanning. In order to satisfy the needs of Tanning's clients and customers, Employee will sign any confidentiality agreement reasonably requested by such third parties and/or Tanning. Employee understands that Employee is not permitted to use the Confidential Information for his or her own purposes or benefit.

        (c) Except as required in the performance of Employee's duties to Tanning, Employee shall not duplicate in any way or remove from the work premises any property of Tanning or its business associates, customers or clients, including but not limited to any Confidential Information. At the end of the Employee's Period of Employment, Employee will return to Tanning all such property, including all copies of materials embodying Confidential Information, and including, without limitation, files and other information contained on paper, electronic, optical or other media, Tanning credit cards, keys and security passes, computer equipment and programs, cell phone, and similar items.

        (d) Employee hereby agrees to assign, and does hereby assign, to Tanning all of Employee's right, title and interest in or to any and all ideas, concepts, know-how, techniques, processes, inventions, discoveries, developments, software, works of authorship, innovations and improvements (collectively "Inventions") conceived or made by Employee during Employee's Period of Employment, whether alone or in concert with others, whether patentable or subject to potential copyrights or not, except those that the Employee developed or develops entirely on Employee's own time without using the equipment, supplies, facilities, or Confidential Information of Tanning, and provided that such Inventions are unrelated to the business (whether existing or proposed) of Tanning. Employee agrees to promptly inform and disclose all Inventions to Tanning in writing, and with respect to those Inventions that Employee is required to assign to Tanning hereunder, to provide all assistance reasonably requested by Tanning in the preservation of its interests in the Inventions (such as by making applications, executing documents, testifying, etc.), such assistance to be provided at Tanning's expense but without additional compensation to Employee. Employee agrees that all such Inventions are Confidential Information and are the sole and absolute property of Tanning.

        (e) Employee agrees that any work or Invention created or prepared by Employee during Employee's Period of Employment which is subject to assignment under paragraph (d) above, and which is eligible for United States copyright protection or protection under the Universal Copyright Convention, the Berne Copyright Convention and/or the Buenos Aires Copyright Convention, shall be a "work made for hire" and the sole and absolute property of Tanning. In the event that any such work is deemed not to be a "work made for hire", Employee hereby assigns all right, title and interest in and to the copyright in such work to Tanning, and agrees to provide all assistance reasonably requested in the establishment, preservation and enforcement of Tanning's copyright in such work, such assistance to be provided at Tanning's expense but without any additional compensation to Employee.

        (f) In the event that Tanning is unable, as a result of inability to find the Employee after a reasonably diligent effort, as a result of the death or incapacity of the Employee, or as a result of the unjustified refusal of Employee, to secure Employee's signature on any documents, applications, or letters patent, copyright or other analogous protection relating to Inventions or other proprietary rights, Employee hereby irrevocably designates and appoints Tanning, by its duly authorized officers and agents as Employee's agent and attorney-in-fact, to act for and on Employee's behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright, or other analogous protection thereon with the same legal force and effect as if executed by Employee.

3.      Non-Competition.    Employee holds an executive or management position with Tanning in which Employee manages portions of the business operations of Tanning and supervises or oversees other employees. Employee is considered a member of Tanning's executive or management team or a member of professional staff supporting Tanning's executive or management team, and a key employee of Tanning whose efforts are integral to Tanning's business and for which Employee receives commensurately high compensation and benefits. Tanning has invested and/or will invest considerable time and money in the development and enhancement of Employee's education, training and skills and the knowledge of Tanning's unique business, which business is worldwide in scope and market. This enhanced skill and knowledge is a substantial asset of Tanning and will be the principal reason that Tanning continues the employment relationship and continues to compensate Employee for Employee's work. In addition, Employee has or will become aware of Confidential Information, which Confidential Information in the hands of a competitor or potential competitor would cause substantial loss and damage to Tanning and/or its customers and clients. Finally, Employee will have close customer contact, which would enable Employee to divert customer trade. Employee acknowledges that Employee's employment creates a relationship of confidence and trust between Tanning and Employee with respect to the Confidential Information. Employee also acknowledges the highly competitive nature of Tanning's business. In consideration of the above matters, Employee agrees and acknowledges that it is reasonable, necessary and appropriate in order to protect the immediate interests of and avoid substantial injury to Tanning for Employee to accept the following restrictions on Employee's right to work or be employed in a fashion which will compete with Tanning's business and type of business.

        Employee owes a duty of loyalty to Tanning to act solely for Tanning in all matters connected with his or her employment. Employee will not, during the Period of Employment, and for one year after the termination of employment for any reason, compete with Tanning by directly or indirectly, alone or in concert or cooperation with any other person or entity, taking any of the following actions: (a) owning, managing, operating, joining, controlling or providing services to, aiding or assisting any business entity, regardless of form, to engage in the business of, develop, seek to develop, market, produce or provide any commercial product or service in the nature of those provided by, or under development by, or otherwise compete with, Tanning during the Period of Employment; (b) serving as an employee, agent, consultant, officer, director, representative, manager, partner, landlord or creditor of any such business entity or enterprise described in (a); or (c) inducing or attempting to induce any customer, supplier, or business relation of Tanning to cease doing business with Tanning, to transfer all or any portion of their business away from Tanning or to any such business entity or enterprise described in (a), or in any other way interfering with the relationship between any customer, supplier or business relation and Tanning. This non-competition obligation shall apply to North America and any other country where Tanning or any of its subsidiaries or affiliates are actively engaged in or pursuing business during the Employee's Period of Employment. This paragraph shall not prohibit the ownership by Employee of less than 5% of any publicly traded corporation, provided that Employee is not otherwise engaged with such corporation in any of the activities prohibited by this section 3. The time period of the restrictions set forth in this section shall be extended for any period of time that Employee is found to be in violation of any provision of this section 3.

4.      Non-Solicitation.    Employee shall not (whether alone or as a partner or joint venture with any other person or entity, or as an officer, director, shareholder, employee, consultant, representative, manager or agent of any company) during the Period of Employment, [and for one year after the termination of employment for any reason, directly or indirectly: (1) recruit, solicit, attempt to persuade, or assist in the recruitment or solicitation of the employment or services of any person who is employed by Tanning, or any former employee of Tanning whose employment has been terminated for less than six (6) months; or (2) solicit, directly or indirectly, the business of any customer, supplier, or business relation of tanning on behalf of any business competitive with Tanning's then-current business. The time period of the restrictions set forth in this section shall be extended for any period of time that Employee is found to be in violation of any provision of this section 4.

5.      Reasonableness.    If any court shall determine that the duration, geographic limitations, subject or scope of any restriction contained in sections 3 or 4 are unenforceable, it is the intention of the parties that sections 3 and 4 shall not thereby be terminated but shall be deemed amended to the extent required to make it valid and enforceable, such amendment to apply only with respect to the operation of the section in the jurisdiction of the court that has made such adjudication.

6.      Non-Disparagement.    Employee agrees that, other than as required by law, through the Period of Employment and thereafter, he or she shall not make or publish, nor cause or attempt to cause any other person to make or publish, any statement, either written or oral, regarding Tanning, its directors, officers or employees, that is defamatory or disparaging or that reflects negatively upon the character, personality, integrity or performance of any of them, or that is or reasonably could be expected to be damaging to the reputation of any of them. Employee further agrees that, through the Period of Employment and thereafter, he shall not discourage, or attempt to discourage, any person, firm, corporation or business entity from doing business with, or utilizing the services of, Tanning.

7.      Affiliated Entities.    Employee understands that Tanning's business may be carried out by or in conjunction with affiliated companies or subsidiaries. Employee agrees that Employee's obligations of confidentiality, non-competition and non-disparagement, shall apply equally to the Confidential Information, business and employees of Tanning's subsidiaries and affiliates. For such purposes, any reference to Tanning in this Agreement shall also be deemed to be a reference to its subsidiaries and affiliates.

8.      Remedies for Breach of Non-Disclosure/Non-Compete/Non-Solicitation/Non-Disparagement Provisions.    Employee acknowledges and agrees that the provisions of this Agreement are essential to Tanning, are reasonable and necessary to protect the legitimate interests of Tanning, and that the damages sustained by Tanning as a result of a breach of the provisions in this Agreement will subject Tanning to immediate, irreparable harm and damage, the amount of which, although substantial, cannot be reasonably ascertained, and that recovery of damages at law will not be an adequate remedy. Employee therefore agrees that Tanning, in addition to any other remedy it may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of this Agreement. In the event suit or action is instituted to enforce this Agreement, including, but not limited to, suit for a temporary restraining order or preliminary or permanent injunction, the prevailing party shall be entitled to costs and reasonable attorneys' fees. Employee waives any right to the posting of a bond in the event of an issuance of a temporary restraining order, preliminary injunction or permanent injunction upon the issuance of such an order by a court of competent jurisdiction.

9.      Employee Notification Requirement.    During the Period of Employment, and during any subsequent period of time that Employee is reasonably likely to be subject to a continuing obligation under the terms of this Agreement, Employee will notify Tanning of any change of address, and will identify and notify Tanning of each and any new job or other business activity in which Employee plans to engage, together with the name and address of the new employer and a reasonably detailed description of the nature of the Employee's new position with such new employer sufficient for Tanning to be able to enforce its rights under this Agreement.

10.    Former Employment or Work.    Employee represents, acknowledges and agrees that Employee has not brought, and will not bring with Employee, or use in the performance of Employee's duties for Tanning, any materials or documents of any former employer, client, person, or entity of any type, which are not generally available to the public, unless Employee has obtained written authorization for the possession and use of such materials or documents and provided such authorization to Tanning. Employee also understands and agrees that, in Employee's employment with Tanning, Employee shall not breach any obligation of confidentiality or legal duty that Employee has to any former employer or client and agrees that Employee will fulfill any and all such obligations during Employee's Period of Employment. Employee agrees to indemnify and hold Tanning harmless with respect to any breach of this provision pursuant to the terms of paragraph 14 below.

11.    No Conflicts.    Employee represents and warrants that, to the best of his knowledge and belief, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement to which Employee is a party or by which he or she is bound.

12.    Assignment.    This Agreement shall bind and benefit the parties hereto, and to the extent necessary to carry out its intentions, the legal and personal representatives of the parties. This Agreement may not be assigned without the written permission of the parties, except that Tanning may assign this Agreement to any successor of Tanning by reason of reorganization, merger, consolidation, or the partial or complete sale of Tanning's business and/or assets.

13.    Indemnification and Remedy.    Each party agrees to indemnify and hold harmless the other against any and all damages, claims, losses or expenses, including reasonable attorney's fees, arising from or relating to any breach of this Agreement.

14.    Waiver.    Neither the delay nor failure by Tanning or Employee to enforce any provision or exercise any right under this Agreement, nor partial or single enforcement or exercise of any such provision or right, shall constitute a waiver of that or any other provision or right.

15.    Governing Law and Venue.    This Agreement shall be interpreted and enforced under the laws of the State of Colorado applicable to contracts made to be performed entirely within Colorado. Except as necessary to enforce Tanning's rights pursuant to paragraphs 2 through 8 above, to the extent that any action is brought in a court of law in connection with this Agreement, the exclusive venue for such action shall be a court of appropriate jurisdiction, including the Federal courts, located in the City and County of Denver, Colorado.

16.    Survival.    The provisions of this Agreement that by their nature are intended to survive, including without limitation the confidentiality, non-disclosure, non-competition, non-solicitation, non-disparagement and indemnification provisions, shall survive the termination of this Agreement.

17.    Arbitration.    Except with respect to an action by Tanning to seek to enforce its legal or equitable rights pursuant to paragraphs 2 through 8 above, and after the exhaustion of all applicable administrative remedies, any controversy or claim arising out of or related to this Agreement, or Employee's employment, including disputes arising under state and federal anti-discrimination and civil rights laws, shall be resolved by arbitration in Denver, Colorado under the Commercial Rules of the American Arbitration Association in effect at the time such controversy or claim arises (the "Rules") by one arbitrator selected pursuant to the Rules, except that the parties specifically authorize the Arbitrator to set a schedule for, accept the submission of and dispositively rule on any or all of the issues raised in motion(s) and supporting briefs for summary judgment prior to conducting any such arbitration. The award of the arbitrator shall be in writing, shall be final and binding upon the parties, and may, in appropriate circumstances, include injunctive relief. Should any party fail to appear or be represented at the arbitration proceedings after due notice in accordance with the Rules, then the arbitrator may nevertheless render a decision in the absence of that party, and such decision shall have the same force and effect as if the absent party had been present, whether or not it shall be adverse to the interests of that party. Any award rendered hereunder may be entered for enforcement, if necessary, in any court of competent jurisdiction, and the party against whom enforcement is sought shall bear the expenses, including attorneys' fees, of enforcement.

18.    Interpretation.    In the event that any provision in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such provision had never been contained herein. If any provision in this Agreement shall be held to be excessively broad as to duration, activity or subject in any jurisdiction, it shall be construed by limiting and reducing the provision that is deemed excessively broad. A limitation or reduction in the application of any provision in one jurisdiction shall not affect the application of the same provision in any other jurisdiction.

19.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

20.    Entire Agreement and Amendment.    This Agreement constitutes the entire agreement between Tanning and Employee regarding its subject matter, and any verbal or written communication between the parties prior to the adoption of this Agreement, shall be deemed merged herein and of no further force and effect. This Agreement may only be altered or amended by a writing signed by the Employee and an authorized officer of Tanning, and no officer, employee, agent or representative of Tanning has the authority to orally modify any term of this Agreement including, without limitation, the at-will nature of Employee's employment.

Agreed to and Accepted:

TANNING TECHNOLOGY CORPORATION	EMPLOYEE
By:	By:
Printed Name: Melinda Hall	Printed Name: Barrett L. Sweet
Title: Director of Human Resources	Date:
Date: July 29, 2002
Address and Phone:
4600 South Syracuse St., Suite 1200 Denver, CO 80237 303-220-9944	850 North State, Apt. 20C Chicago, IL 60610 312-337-6340

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  Exhibit 10.1